EXHIBIT 10.20

AMENDMENT TO SOHAIB ABBASI EMPLOYMENT AGREEMENT

This amendment (the “Amendment”) is made by and between Sohaib Abbasi (the “Executive”) and Informatica Corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”).

WHEREAS, the Parties previously entered into an Employment Agreement effective July 19, 2004, as amended (the “Prior Agreement”); and

WHEREAS, the Parties wish to amend the Prior Agreement in order to bring such terms into compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other official guidance thereunder, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:

1.	Section 3(b) shall be deleted in its entirety and replaced with:

“(b)           Annual Bonus.  Executive’s annual target bonus will be 200% of Base Salary (“Target Bonus”).  Executive’s annual bonus will be determined based upon achievement of performance goals established by the Committee.  Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established.  The actual bonus paid may be an amount up to 300% of Base Salary for overachievement of Executive’s performance goals, as determined by the Committee, and similarly may be reduced to $0 for underachievement.  Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation; provided, however, Executive’s actual bonus will be paid no later than two and one-half (2 1/2) months following the end of the performance year.”

2.	Section 6(a) shall be deleted in its entirety and replaced with:

“(a)           Termination Without Cause or Resignation for Good Reason.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 7 and 8, Executive will receive: (i) continued payment of Base Salary for the period of 12 months following the date of the termination (the “Continuance Period”) (such that the amount paid in each month shall be the same but if the separation agreement and release of claims are not complete within the first sixty (60) days that the initial payment shall include any other payments that would have been made prior to the completion of the separation agreement and release of claims), (ii) a lump-sum payment equal to Executive’s then current Target Bonus, paid at the time fiscal year bonuses are paid to other executives, but in no event later than two and one-half (2-1/2) months following the end of the performance year in which the Executive’s employment is terminated, (iii) reimbursement for any applicable premiums Executive pays to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv)

immediate vesting of all unvested equity awards that would have vested had Executive otherwise remained an employee for the 12 month period commencing on his termination date.  Notwithstanding clause (iv) of the preceding sentence, if a termination described in the preceding sentence occurs within the period beginning three months prior to a Change of Control and ending 12 months following a Change of Control, Executive will receive immediate vesting with respect to all unvested equity awards that would have vested had Executive otherwise remained an employee for an additional 24 months instead of 12 months.  Executive’s vested equity awards will remain exercisable in accordance with the terms of the applicable Company equity compensation plan and the corresponding award agreements and thereafter will expire to the extent not exercised.  If Executive is terminated prior to a Change of Control and Executive is entitled to receive severance under this Section 6(a), Executive’s unvested equity awards will remain outstanding for three months (subject to the maximum term stated in the applicable award agreement).”

3.	Section 6(a)(i) shall be deleted in its entirety and replaced with:

“(a)(i)       Section 280G Gross-up.  If any payment or benefit Executive would receive pursuant to Section 6(a), but determined without regard to any additional payment required under this Section 6(a)(i), (collectively, the “Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this paragraph also shall be “Gross-Up Payments”) in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment.  For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate.  Notwithstanding the foregoing, the total amount paid as Gross-Up Payments will not exceed $1,000,000.  Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below, and in any event within thirty (30) days of the due date when the excise tax is to be remitted to the taxing authority.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.”

4.             Section 7(a) shall be deleted in its entirety and replaced with:

(a)     “Separation Agreement and Release of Claims.  The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company, and provided further that such separation agreement and release of claims are executed and become effective no later than sixty (60) days following the termination date.  Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers during the Continuance Period and the Company similarly will not disparage the Executive or his family.  No severance will be paid or provided until the separation agreement and release agreement becomes effective.

5.	A new paragraph is added to become Section 7(b) as follows and the existing Sections 7(b), 7(c), 7(d) and 7(e) become Sections 7(c), 7(d), 7(e) and 7(f) respectively:

“Timing of Payments.  Any severance payments or benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 8) shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8.  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following the Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.”

6.	A new section is added to become Section 8 as follows and the existing Sections 8 through 23 become Sections 9 through 24 respectively:

“Section 8.  Section 409A.

“(a)           Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)           Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service but in no event later than thirty (30) days after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit but in no event later than thirty (30) days after the date of Executive’s death.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c)           Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.

(d)           Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.

(e)           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.”

7.           New Section 9 (f) shall be deleted and replaced with the following:

“Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express prior written consent: (i) a material reduction in Executive’s position or duties (other than a reduction caused by Executive ceasing to be Chairman of the Board or a member of the Board due to applicable legal or listing requirements or stockholders failing to reelect Executive to the Board), (ii) a reduction (or series of reductions) of Executive's Base Salary or Target Bonus that singly or in the aggregate constitute a material reduction, other than a one-time reduction of up to 10% that also is applied to substantially all of the Company's other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other senior executives, (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its location as of the Effective Date, or (v) any material breach or material violation of a material provision of this Agreement by the Company (or any successor to the Company).  In order for a resignation to qualify as for “Good Reason,” the Executive must provide the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.”

8.           New Section 9 shall have (g) added as follows:

“(g)           Section 409A Limit.  For purposes of this Agreement, “Section 409A Limit” shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.”

9.
This Amendment, taken together with the Prior Agreement, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the subject hereof, and may not be amended adversely to Employee’s interest except by mutual written agreement of the Parties.  To the extent not amended hereby, the Prior Agreement remains in full force and effect.

10.	This Amendment will become effective on the date that it is signed by both Parties (the “Effective Date”).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of this 31st day of December of the year 2008.

INFORMATICA CORPORATION

By: Earl E. Fry
Title: Executive Vice President and CFO

ACCEPTED AND AGREED TO this
31st day of December 2008.

Sohaib Abbasi
Executive